Exhibit 4

ALLETE, Inc.
(formerly Minnesota Power & Light Company
and formerly Minnesota Power, Inc.)
TO
THE BANK OF NEW YORK MELLON
(formerly The Bank of New York
(formerly Irving Trust Company))
AND
Andres Serrano
(successor to Richard H. West, J. A. Austin, E. J. McCabe, D. W. May, J. A. Vaughan, W. T. Cunningham, Douglas J. MacInnes, Ming Ryan, and Philip L. Watson)
As Trustees under ALLETE, Inc.’s Mortgage and Deed of Trust dated as of September 1, 1945

Thirty-ninth Supplemental Indenture
Providing, among other things, for

First Mortgage Bonds, 4.07% Series due April 16, 2048
(Fifty-seventh Series),

Dated as of April 1, 2018

Exhibit 4

THIRTY-NINTH SUPPLEMENTAL INDENTURE
THIS INDENTURE, dated as of April 1, 2018, by and between ALLETE, Inc. (formerly Minnesota Power & Light Company and formerly Minnesota Power, Inc.), a corporation of the State of Minnesota, whose post office address is 30 West Superior Street, Duluth, Minnesota 55802 (hereinafter sometimes called the “Company”), and The Bank of New York Mellon (formerly The Bank of New York (formerly Irving Trust Company)), a corporation of the State of New York, whose post office address is 101 Barclay Street, New York, New York 10286 (hereinafter sometimes called the “Corporate Trustee”), and Andres Serrano (successor to Richard H. West, J. A. Austin, E. J. McCabe, D. W. May, J. A. Vaughan, W. T. Cunningham, Douglas J. MacInnes, Ming Ryan and Philip L. Watson), whose post office address is c/o The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286 (said Andres Serrano being hereinafter sometimes called the “Co-Trustee” and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of September 1, 1945, between the Company and Irving Trust Company and Richard H. West, as Trustees, securing bonds issued and to be issued as provided therein (hereinafter sometimes called the “Mortgage”), reference to which Mortgage is hereby made, this indenture (hereinafter sometimes called the “Thirty-ninth Supplemental Indenture”) being supplemental thereto:
Whereas, the Mortgage was filed and recorded in various official records in the State of Minnesota; and
Whereas, an instrument, dated as of October 16, 1957, was executed and delivered under which J. A. Austin succeeded Richard H. West as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, an instrument, dated as of April 4, 1967, was executed and delivered under which E. J. McCabe in turn succeeded J. A. Austin as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, under the Sixth Supplemental Indenture, dated as of August 1, 1975, to which reference is hereinafter made, D. W. May in turn succeeded E. J. McCabe as Co-Trustee under the Mortgage; and
Whereas, an instrument, dated as of June 25, 1984, was executed and delivered under which J. A. Vaughan in turn succeeded D. W. May as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, an instrument, dated as of July 27, 1988, was executed and delivered under which W. T. Cunningham in turn succeeded J. A. Vaughan as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, on May 12, 1998, the Company filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Minnesota changing its name from Minnesota Power & Light Company to Minnesota Power, Inc. effective May 27, 1998; and
Whereas, an instrument, dated as of April 15, 1999, was executed and delivered under which Douglas J. MacInnes in turn succeeded W. T. Cunningham as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, on May 8, 2001, the Company filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Minnesota changing its name from Minnesota Power, Inc. to ALLETE, Inc.; and

Exhibit 4

Whereas, under the Thirty-second Supplemental Indenture, dated as of August 1, 2010, to which reference is hereinafter made, Ming Ryan in turn succeeded Douglas J. MacInnes as Co-Trustee under the Mortgage; and
Whereas, an instrument, dated as of August 1, 2012, was executed and delivered under which Philip L. Watson in turn succeeded Ming Ryan as Co-Trustee under the Mortgage effective at the close of business on August 6, 2012, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, an instrument, dated as of July 31, 2015, was executed and delivered under which Andres Serrano in turn succeeded Philip L. Watson as Co-Trustee under the Mortgage effective at the close of business on August 14, 2015, and such instrument was filed and recorded in various official records in the State of Minnesota; and
Whereas, by the Mortgage the Company covenanted, among other things, that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and

Exhibit 4

Whereas, for said purposes, among others, the Company executed and delivered the following indentures supplemental to the Mortgage:

Designation	Dated as of
First Supplemental Indenture	March 1, 1949
Second Supplemental Indenture	July 1, 1951
Third Supplemental Indenture	March 1, 1957
Fourth Supplemental Indenture	January 1, 1968
Fifth Supplemental Indenture	April 1, 1971
Sixth Supplemental Indenture	August 1, 1975
Seventh Supplemental Indenture	September 1, 1976
Eighth Supplemental Indenture	September 1, 1977
Ninth Supplemental Indenture	April 1, 1978
Tenth Supplemental Indenture	August 1, 1978
Eleventh Supplemental Indenture	December 1, 1982
Twelfth Supplemental Indenture	April 1, 1987
Thirteenth Supplemental Indenture	March 1, 1992
Fourteenth Supplemental Indenture	June 1, 1992
Fifteenth Supplemental Indenture	July 1, 1992
Sixteenth Supplemental Indenture	July 1, 1992
Seventeenth Supplemental Indenture	February 1, 1993
Eighteenth Supplemental Indenture	July 1, 1993
Nineteenth Supplemental Indenture	February 1, 1997
Twentieth Supplemental Indenture	November 1, 1997
Twenty-first Supplemental Indenture	October 1, 2000
Twenty-second Supplemental Indenture	July 1, 2003
Twenty-third Supplemental Indenture	August 1, 2004
Twenty-fourth Supplemental Indenture	March 1, 2005
Twenty-fifth Supplemental Indenture	December 1, 2005
Twenty-sixth Supplemental Indenture	October 1, 2006
Twenty-seventh Supplemental Indenture	February 1, 2008
Twenty-eighth Supplemental Indenture	May 1, 2008
Twenty-ninth Supplemental Indenture	November 1, 2008
Thirtieth Supplemental Indenture	January 1, 2009
Thirty-first Supplemental Indenture	February 1, 2010
Thirty-second Supplemental Indenture	August 1, 2010
Thirty-third Supplemental Indenture	July 1, 2012
Thirty-fourth Supplemental Indenture	April 1, 2013
Thirty-fifth Supplemental Indenture	March 1, 2014
Thirty-sixth Supplemental Indenture	June 1, 2014
Thirty-seventh Supplemental Indenture	September 1, 2014
Thirty-eighth Supplemental Indenture	September 1, 2015

which supplemental indentures were filed and recorded in various official records in the State of Minnesota; and
Whereas, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as heretofore supplemented, the following series of First Mortgage Bonds:

Exhibit 4

Series	Principal Amount Issued	Principal Amount Outstanding
3-1/8% Series due 1975	$26,000,000	None
3-1/8% Series due 1979	4,000,000	None
3-5/8% Series due 1981	10,000,000	None
4-3/4% Series due 1987	12,000,000	None
6-1/2% Series due 1998	18,000,000	None
8‑1/8% Series due 2001	23,000,000	None
10‑1/2% Series due 2005	35,000,000	None
8.70% Series due 2006	35,000,000	None
8.35% Series due 2007	50,000,000	None
9-1/4% Series due 2008	50,000,000	None
Pollution Control Series A	111,000,000	None
Industrial Development Series A	2,500,000	None
Industrial Development Series B	1,800,000	None
Industrial Development Series C	1,150,000	None
Pollution Control Series B	13,500,000	None
Pollution Control Series C	2,000,000	None
Pollution Control Series D	3,600,000	None
7-3/4% Series due 1994	55,000,000	None
7-3/8% Series due March 1, 1997	60,000,000	None
7-3/4% Series due June 1, 2007	55,000,000	None
7-1/2% Series due August 1, 2007	35,000,000	None
Pollution Control Series E	111,000,000	None
7% Series due March 1, 2008	50,000,000	None
6-1/4% Series due July 1, 2003	25,000,000	None
7% Series due February 15, 2007	60,000,000	None
6.68% Series due November 15, 2007	20,000,000	None
Floating Rate Series due October 20, 2003	250,000,000	None
Collateral Series A	255,000,000	None
Pollution Control Series F	111,000,000	None
5.28% Series due August 1, 2020	35,000,000	35,000,000
5.69% Series due March 1, 2036	50,000,000	50,000,000
5.99% Series due February 1, 2027	60,000,000	60,000,000
4.86% Series due April 1, 2013	60,000,000	None
6.02% Series due May 1, 2023	75,000,000	75,000,000
6.94% Series due January 15, 2014	18,000,000	None
7.70% Series due January 15, 2016	20,000,000	None
8.17% Series due January 15, 2019	42,000,000	42,000,000
4.85% Series due April 15, 2021	15,000,000	15,000,000
5.10% Series due April 15, 2025	30,000,000	30,000,000
6.00% Series due April 15, 2040	35,000,000	35,000,000
4.90% Series due October 15, 2025	30,000,000	30,000,000
5.82% Series due April 15, 2040	45,000,000	45,000,000

Exhibit 4

3.20% Series due July 15, 2026	75,000,000	75,000,000
4.08% Series due July 15, 2042	85,000,000	85,000,000
1.83% Series due April 15, 2018	50,000,000	50,000,000
3.30% Series due October 15, 2028	40,000,000	40,000,000
4.21% Series due October 15, 2043	60,000,000	60,000,000
3.69% Series due March 15, 2024	60,000,000	60,000,000
4.95% Series due March 15, 2044	40,000,000	40,000,000
3.40% Series due July 15, 2022	75,000,000	75,000,000
5.05% Series due July 15, 2044	40,000,000	40,000,000
3.02% Series due September 15, 2021	60,000,000	60,000,000
3.74% Series due September 15, 2029	50,000,000	50,000,000
4.39% Series due September 15, 2044	50,000,000	50,000,000
2.80% Series due September 15, 2020	40,000,000	40,000,000
3.86% Series due September 16, 2030	60,000,000	60,000,000

which bonds are also hereinafter sometimes called bonds of the First through Fifty-sixth Series, respectively; and
Whereas, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and
Whereas, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may (to the extent permitted by law) be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds (other than said First Series) by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
Whereas, the Company now desires to create one new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and
WHEREAS, Section 120 of the Mortgage also provides, among other things, that the Company may cure any ambiguity contained in the Mortgage, or in any supplemental indenture, by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and

Exhibit 4

WHEREAS, Section 116 of the Mortgage, as amended by the Twenty-first Supplemental Indenture, dated as of October 1, 2000, provides, among other things, that any action by bondholders with respect to any modification or alteration of the Mortgage may be expressed by the written consent of the holders of sixty-six and two-thirds per centum (66 2/3%) or more in principal amount of the bonds Outstanding under the Mortgage, provided that the rights of all series of bonds then Outstanding are to be affected by action taken pursuant to such consent; and
WHEREAS, (1) the Company has reserved the right to amend the Mortgage, as heretofore supplemented, as set forth in Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010; (2) the initial and future holders of the bonds of the Thirty-eighth Series through the Fifty-sixth Series have irrevocably consented to the amendments set forth in Article IV of such Thirty-first Supplemental Indenture; (3) the Outstanding bonds of the Thirty-eighth Series through the Fifty-sixth Series now constitute more than 66 2/3% in principal amount of all bonds Outstanding; (4) the Company now desires to exercise its right to make the amendments set forth in Sections 2, 6, 8, 9, 10, 14 and 15 of Article IV of such Thirty-first Supplemental Indenture; and (5) the rights of all series of bonds now Outstanding are to be affected by such amendments; and
Whereas, the execution and delivery by the Company of this Thirty-ninth Supplemental Indenture, and the terms of the bonds of the Fifty-seventh Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of said Board of Directors;
Now, Therefore, This Indenture Witnesseth:
That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, as heretofore supplemented, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances) unto The Bank of New York Mellon and Andres Serrano, as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all property, real, personal and mixed, of the kind or nature specifically mentioned in the Mortgage, as heretofore supplemented, or of any other kind or nature acquired by the Company after the date of the execution and delivery of the Mortgage, as heretofore supplemented (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Thirty-ninth Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title

Exhibit 4

and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
Together with all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
It is hereby agreed by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, all the property, rights, and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and by the Mortgage and as fully embraced within the lien hereof and the lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and conveyed hereby or thereby.
Provided that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Thirty-ninth Supplemental Indenture and from the lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, rolling stock, trolley coaches, buses, motor coaches, automobiles and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or part) any of the same; all timber, minerals, mineral rights and royalties; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; the Company’s contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, steam, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; and (6) the Company’s franchise to be a corporation; provided, however, that the property and rights expressly excepted from the lien and operation of this Thirty-ninth Supplemental Indenture and from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
To have and to hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Trustees and their successors and assigns forever.
In trust nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Thirty-ninth Supplemental Indenture being supplemental thereto.
And it is hereby covenanted by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors in the trust in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and

Exhibit 4

had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Mortgage as follows:
ARTICLE I
Fifty-seventh Series of Bonds
Section 1. There shall be a series of bonds designated “4.07% Series due April 16, 2048” (herein sometimes referred to as the “Fifty-seventh Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which shall be established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Fifty-seventh Series shall be dated as in Section 10 of the Mortgage provided, mature on April 16, 2048 (the “Fifty-seventh Series Stated Maturity”), be issued as fully registered bonds in denominations of One Thousand Dollars and, at the option of the Company, in any multiple or multiples of One Thousand Dollars (the exercise of such option to be evidenced by the execution and delivery thereof) and bear interest from April 16, 2018 (computed on the basis of a 360-day year of twelve thirty-day months) at the rate of 4.07% per annum, payable semi-annually on April 16 and October 16 of each year, commencing October 16, 2018, the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.
Any payment of principal of or interest on any bond of the Fifty-seventh Series that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any such bond of the Fifty-seventh Series is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(I)    Optional Prepayment. At any time prior to October 16, 2047 (six months prior to the Fifty-seventh Series Stated Maturity) the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the bonds of the Fifty-seventh Series at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the Settlement Date specified by the Company in such notice with respect to such principal amount. The Company will give each registered owner of bonds of the Fifty-seventh Series written notice (by first class mail or such other method as may be agreed upon by the Company and such registered owner) of each optional prepayment under this subsection (I) mailed or otherwise given not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, to each such registered owner at his, her or its last address appearing on the registry books. Each such notice shall specify the Settlement Date (which shall be a Business Day), the aggregate principal amount of the bonds of the Fifty-seventh Series to be prepaid on such date, the principal amount of each bond held by such registered owner to be prepaid (determined in accordance with subsection (II) of this section), and the interest to be paid on the Settlement Date with respect to such principal amount being prepaid, and shall be accompanied by a certificate signed by a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such Settlement Date, the Company shall send to each registered owner of bonds of the Fifty-seventh Series (by first class mail or by such other method as may be agreed upon by the Company and such registered owner) a certificate signed by a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified Settlement Date. As promptly as practicable after the giving of the notice and the sending of the certificates provided in this subsection, the Company shall provide a copy of each to the Corporate Trustee. The Trustees shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice or certificate.

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At any time on or after October 16, 2047, the bonds of the Fifty-seventh Series will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ notice prior to the Settlement Date, at a redemption price equal to 100% of the principal amount of the bonds of the Fifty-seventh Series to be redeemed, plus accrued and unpaid interest thereon to the Settlement Date.
The bonds of the Fifty-seventh Series are not otherwise subject to voluntary or optional prepayment.
(II)    Allocation of Partial Prepayments. In the case of each partial prepayment of the bonds of the Fifty-seventh Series, the principal amount of the bonds of the Fifty-seventh Series to be prepaid shall be allocated by the Company among all of the bonds of the Fifty-seventh Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
(III)     Maturity; Surrender, Etc.     In the case of each notice of prepayment of bonds of the Fifty-seventh Series pursuant to this section, if cash sufficient to pay the principal amount to be prepaid on the Settlement Date (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, is not paid as agreed upon by the Company and each registered owner of the affected bonds, or, to the extent that there is no such agreement entered into with one or more such owners, deposited with the Corporate Trustee on or before the Settlement Date, then such notice of prepayment shall be of no effect. If such cash is so paid or deposited, such principal amount of the bonds of the Fifty-seventh Series shall be deemed paid for all purposes and interest on such principal amount shall cease to accrue. In case the Company pays any registered owner pursuant to an agreement with that registered owner, the Company shall notify the Corporate Trustee as promptly as practicable of such agreement and payment, and shall furnish the Corporate Trustee with a copy of such agreement; in case the Company deposits any cash with the Corporate Trustee, the Company shall provide therewith a list of the registered owners and the amount of such cash each registered owner is to receive. The Trustees shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice, list or agreement, and shall not be chargeable with knowledge of any of the contents of any such agreement. Any bond prepaid in full shall be surrendered to the Company or the Corporate Trustee for cancellation on or before the Settlement Date or, with respect to cash deposited with the Corporate Trustee, before payment of such cash by the Corporate Trustee; any bond prepaid in part shall be surrendered to the Company or the Corporate Trustee on or before the Settlement Date (unless otherwise agreed between the Company and the registered owner) or, with respect to cash deposited with the Corporate Trustee before payment of such cash by the Corporate Trustee, for a substitute bond in the principal amount remaining unpaid.
(IV)    Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any bond of the Fifty-seventh Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such bond of the Fifty-seventh Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Called Principal” means, with respect to any bond of the Fifty-seventh Series, the principal of such bond that is to be prepaid pursuant to subsection (I) of this section.
“Discounted Value” means, with respect to the Called Principal of any bond of the Fifty-seventh Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the bonds of the Fifty-seventh Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.

Exhibit 4

“Reinvestment Yield” means, with respect to the Called Principal of any bond of the Fifty-seventh Series, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run benchmark U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run benchmark U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable bond of the Fifty-seventh Series.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any bond of the Fifty-seventh Series, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable bond of the Fifty-seventh Series.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond of the Fifty-seventh Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the bonds of the Fifty-seventh Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to subsection (I) of this section.
“Settlement Date” means, with respect to the Called Principal of any Bond of the Fifty-seventh Series, the date on which such Called Principal is to be prepaid pursuant to subsection (I) of this section.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
(V)    At the option of the registered owner, any bonds of the Fifty-seventh Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, together with a written instrument of transfer wherever required by the Company duly executed by the registered owner or by his duly authorized attorney, shall (subject to the provisions of Section 12 of the Mortgage) be exchangeable for a like aggregate unpaid principal amount of bonds of the same series of other authorized denominations.

Exhibit 4

Bonds of the Fifty-seventh Series shall be transferable (subject to the provisions of Section 12 of the Mortgage) at the office or agency of the Company in the Borough of Manhattan, The City of New York. The Company shall not be required to make transfers or exchanges of bonds of the Fifty-seventh Series for a period of ten (10) days next preceding any designation of bonds of said series to be prepaid, and the Company shall not be required to make transfers or exchanges of any bonds of said series designated in whole or in part for prepayment.
Upon any exchange or transfer of bonds of the Fifty-seventh Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Fifty-seventh Series.
After the delivery of this Thirty-ninth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and receipt of consideration therefor by the Company, there shall be an initial issue of bonds of the Fifty-seventh Series for the aggregate principal amount of $60,000,000.

ARTICLE II
Consent to Amendments
and Amendments to Mortgage

Section 1.  Consent to Amendments  Each initial and future holder of bonds of the Fifty-seventh Series, by its acquisition of an interest in such bonds, irrevocably (a) consents to the amendments set forth in Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, without any other or further action by any holder of such bonds, and (b) designates the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise.
Section 2. Elimination of Obligation to Dispose of Released Property. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 2 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend clause (a) of subdivision (3) of Section 59 of the Mortgage, as heretofore supplemented, to read as follows:
“(a) that the Company has decided to release from the Lien hereof the property to be released;”
Section 3. Recalibration of Funded Property. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 6 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend Section 5 of the Mortgage, as heretofore supplemented, to replace the first two paragraphs thereof with three paragraphs reading as follows:
“The term “Funded Property Certificate” shall mean an Independent Engineer’s Certificate delivered to the Corporate Trustee, within ninety days after the date thereof,
(A) stating the aggregate principal amount of bonds then Outstanding under this Indenture;
(B) stating the aggregate principal amount of bonds which the Company is then entitled to have authenticated and delivered by compliance with the provisions of Section 29 hereof;
(C) stating an amount equal to 10/6ths of the sum of the amounts stated in clauses (A) and (B) above; and

Exhibit 4

(D) describing all or any portion of the Mortgaged and Pledged Property which, in the opinion of the signers, has an aggregate fair value not less than the amount stated in clause (C) above.
The term “Funded Property” shall mean:
(1) all Mortgaged and Pledged Property described in the most recent Funded Property Certificate delivered to the Corporate Trustee;
(2) all Property Additions to the extent that the same shall have been made the basis of the authentication and delivery of bonds under this Indenture after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee;
(3) all Property Additions to the extent that the same shall have been made the basis of the release of property from the Lien of this Indenture after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee, subject, however, to the provisions of Section 59 hereof;
(4) all Property Additions to the extent that the same shall have been substituted (otherwise than under the release or cash withdrawal provisions hereof) for Funded Property retired after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee; and
(5) all Property Additions to the extent that the same shall have been made the basis of the withdrawal of any Funded Cash (as hereinafter defined) after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee, except to the extent that any such Property Additions shall no longer be deemed to be Funded Property in accordance with the provisions of other Sections of this Indenture.
In the event that in any certificate filed with the Corporate Trustee in connection with any of the transactions referred to in clauses (2), (3) and (5) of this Section only a part of the Cost or fair value of the Property Additions described in such certificate shall be required for the purposes of such certificate, then such Property Additions shall be deemed to be Funded Property only to the extent so required for the purpose of such certificate.”
The foregoing amendment shall not become effective until the Company shall have delivered a Funded Property Certificate to the Corporate Trustee.
Section 4. Insurance. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 8 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend Section 37 of the Mortgage, as heretofore supplemented, to read as follows:
Section 37. (a) The Company shall (i) keep or cause to be kept all the Mortgaged and Pledged Property insured against loss by fire, to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies, the proceeds of such insurance (except as to any loss of Excepted Property and except as to any particular loss less than the greater of (A) Twenty Million Dollars ($20,000,000) and (B) three percent (3%) of the principal amount of bonds Outstanding on the date of such particular loss) to be made payable, subject to applicable law, to the Corporate Trustee as the interest of the Corporate Trustee may appear, or to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof, if the terms thereof require such payment, or to the agent or representative of the owners of jointly-owned property if the terms of such joint ownership require such payment or (ii) in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against loss by fire of companies similarly situated and operating properties subject to similar fire hazards or properties on which an equal primary fire insurance rate has been set by reputable insurance companies; and if the Company shall adopt such other method or plan of protection, it shall, subject to applicable law (and except as to any loss of Excepted Property and except as to any particular loss less than the greater

Exhibit 4

of (X) Twenty Million Dollars ($20,000,000) and (Y) three percent (3%) of the principal amount of bonds Outstanding on the date of such particular loss) pay to the Corporate Trustee on account of any loss covered by such method or plan an amount in cash equal to the amount of such loss less any amounts otherwise paid to the Corporate Trustee in respect of such loss or paid to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof in respect of such loss if the terms thereof require such payment or paid to the agent or representative of the owners of jointly-owned property if the terms of such joint ownership require such payment. Any cash so required to be paid by the Company pursuant to any such method or plan shall for the purposes of this Indenture be deemed to be proceeds of insurance. In case of the adoption of such other method or plan of protection, the Company shall furnish to the Corporate Trustee a certificate of an actuary or other qualified person appointed by the Company with respect to the adequacy of such method or plan.
Anything herein to the contrary notwithstanding, the Company may have fire insurance policies with (i) a deductible provision in a dollar amount per occurrence not exceeding the greater of (A) Twenty Million Dollars ($20,000,000) and (B) three percent (3%) of the principal amount of the bonds Outstanding on the date such policy goes into effect, and/or (ii) co-insurance or self insurance provisions with a dollar amount per occurrence not exceeding thirty percent (30%) of the loss proceeds otherwise payable; provided, however, that the dollar amount described in clause (i) above may be exceeded to the extent such dollar amount per occurrence is below the deductible amount in effect as to fire insurance (X) on property of similar character insured by companies similarly situated and operating like property or (Y) on property as to which an equal primary fire insurance rate has been set by reputable insurance companies.
(b) All moneys paid to the Corporate Trustee by the Company in accordance with this Section or received by the Corporate Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to Funded Property, shall, subject to any Lien prior hereto upon property subject to the Lien hereof, be held by the Corporate Trustee and, subject as aforesaid, shall be paid by it to the Company to reimburse the Company for an equal amount expended or committed for expenditure in the rebuilding, renewal and/or replacement of or substitution for the property destroyed or damaged, upon receipt by the Corporate Trustee of:
(i)    a letter signed by an officer of the Company requesting such payment,
(ii)    an Engineer’s Certificate:
(A)    describing the property so damaged or destroyed;
(B)    stating the Cost of such property (or, if the fair value to the Company of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such fair value, as so certified, in lieu of Cost) or, if such damage or destruction shall have affected only a portion of such property, stating the allocable portion of such Cost or fair value;
(C)    stating the amounts so expended or committed for expenditure in the rebuilding, renewal, replacement of and/or substitution for such property; and
(D)    stating the fair value to the Company of such property as rebuilt or renewed or as to be rebuilt or renewed and/or of the replacement or substituted property, and if
(a)    within six months prior to the date of acquisition thereof by the Company, such property has been used or operated, by a person or persons other than the Company, in a business similar to that in which it has been or is to be used or operated by the Company, and

Exhibit 4

(b)    the fair value to the Company of such property as set forth in such Engineer’s Certificate is not less than Twenty-five Thousand Dollars ($25,000) and not less than one percent (1%) of the aggregate principal amount of the bonds at the time Outstanding, the Engineer making the statement required by this clause (D) shall be an Independent Engineer, and
(iii)    an Opinion of Counsel stating that, in the opinion of the signer, the property so rebuilt or renewed or to be rebuilt or renewed, and/or the replacement property, is or will be subject to the Lien hereof.
Any such moneys not so applied within thirty-six (36) months after its receipt by the Corporate Trustee, or in respect of which notice in writing of intention to apply the same to the work of rebuilding, renewal, replacement or substitution then in progress and uncompleted shall not have been given to the Corporate Trustee by the Company within such thirty-six (36) months, or which the Company shall at any time notify the Corporate Trustee is not to be so applied, shall thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 61; provided, however, that if the amount of such moneys shall exceed the amount stated pursuant to clause (B) in the Engineer’s Certificate referred to above, the amount of such excess shall not be deemed to be Funded Cash, shall not be subject to Section 61 and shall be remitted to or upon the order of the Company upon the withdrawal, use or application of the balance of such moneys pursuant to Section 61.
Anything in this Indenture to the contrary notwithstanding, if property on or with respect to which a loss occurs constitutes Funded Property in part only, the Company may, at its election, obtain the reimbursement of insurance proceeds attributable to the part of such property which constitutes Funded Property under this subsection (b) and obtain the reimbursement of insurance proceeds attributable to the part of such property which does not constitute Funded Property under subsection (c) of this Section.
(c) All moneys paid to the Corporate Trustee by the Company in accordance with this Section or received by the Corporate Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to property which does not constitute Funded Property, shall, subject to the requirements of any Lien prior hereto upon property subject to the Lien hereof, be held by the Corporate Trustee and, subject as aforesaid, shall be paid by it to the Company upon receipt by the Corporate Trustee of:
(i)    a letter from an officer of the Company requesting such payment;
(ii)    an Engineer’s Certificate stating:
(A)    that such moneys were paid to or received by the Corporate Trustee on account of a loss on or with respect to property which does not constitute Funded Property; and
(B)    if true, either (I) that the aggregate amount of the Cost or fair value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding, to the extent of such loss, the property on or with respect to which such loss was incurred), after making deductions therefrom and additions thereto of the character contemplated by Section 4, is not less than zero (0) or (II) that the amount of such loss does not exceed the aggregate Cost or fair value to the Company (whichever is less) of Property Additions acquired, made or constructed on or after the ninetieth (90th) day prior to the date of the request for such payment; or

Exhibit 4

(C)    if neither of the statements contemplated in subclause (B) above can be made, the amount by which zero (0) exceeds the amount referred to in subclause (B)(I) above (showing in reasonable detail the calculation thereof); and
(iii)    if the Engineer’s Certificate required by clause (ii) above contains neither of the statements contemplated in clause (ii)(B) above, an amount in cash, to be held by the Corporate Trustee as part of the Mortgaged and Pledged Property, equal to the amount shown in clause (ii)(C) above.
To the extent that the Company shall be entitled to withdraw proceeds of insurance pursuant to this subsection (c), such proceeds shall be deemed not to constitute Funded Cash.
(d) Whenever under the provisions of this Section the Company is required to deliver moneys to the Corporate Trustee and at the same time shall have satisfied the conditions set forth herein for payment of moneys by the Corporate Trustee to the Company, there shall be paid to or retained by the Corporate Trustee or paid to the Company, as the case may be, only the net amount.
Section 5. Property Additions. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 9 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, and the Company having the right to add additional restrictions pursuant to Section 120 of the Mortgage, as heretofore supplemented, the Company hereby exercises its right to amend subdivision (I) of Section 4 of the Mortgage, as heretofore supplemented, to read as follows:
(I) The term “Property Additions” shall mean Mortgaged and Pledged Property acquired by the Company by purchase, consolidation, merger, donation, construction, erection or in any way whatsoever, subsequent to June 30, 1945, or in the process of construction or erection in so far as actually constructed or erected subsequent to June 30, 1945; provided however, that “Property Additions” shall not include any shares of stock or other equity interests in any subsidiary of the Company.
Section 6. Definitions. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 10 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend the Mortgage, as heretofore supplemented, to add the following definitions:
“Business Day”, when used with respect to a place of payment for the bonds or any other particular location specified in the bonds or this Indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in such place of payment or other location are required by law, regulation or executive order to remain closed, or a day on which the corporate trust office of the Corporate Trustee is closed for business.
“corporation” means a corporation, association, company, limited liability company, partnership, limited partnership, joint stock company or business trust, and references to “corporate” and other derivations of “corporation” herein shall be deemed to include appropriate derivations of such entities.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any defect, irregularity, exception or limitation in record title.
“Governmental Authority” means the government of the United States or of any State or Territory thereof or of the District of Columbia or of any county, municipality or other political subdivision of any thereof, or any department, agency, authority or other instrumentality of any of the foregoing.
“Person” means any individual, corporation, joint venture, trust or unincorporated organization or any Governmental Authority.

Exhibit 4

Section 7. Priority Opinions. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 14 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend Section 28 of the Mortgage, as heretofore supplemented, to restate subdivisions (7) and (9) thereof to read as follows:
(7) either an Opinion of Counsel or an Officers’ Certificate to the effect that:
(a) this Indenture constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said opinion or certificate, will constitute, a Lien on all the Property Additions to be made the basis of the authentication and delivery of such bonds, subject to no Lien thereon prior to the Lien of this Indenture except Excepted Encumbrances and any other Liens of which the signer of said opinion or certificate has no actual knowledge and which do not appear on a specified lien search report received by said signer not more than five (5) Business Days prior to the date of said opinion or certificate;
(b) the Company has corporate authority to operate such Property Additions; and
(c) that the general nature and extent of Qualified Liens, and the principal amount of the then Outstanding Qualified Lien Bonds secured thereby, if any, mentioned in the accompanying Engineer’s Certificate, are correctly stated;
(9) copies of the instruments of conveyance, assignment and transfer, if any, and the lien search report, if any, specified in the opinion or certificate provided for in clause (7) above.
Section 8. Maintenance of Mortgaged Property. The holders of more than 66 2/3% in principal amount of the bonds Outstanding under the Mortgage, as heretofore supplemented, having consented to the amendments set forth in Section 15 of Article IV of the Thirty-first Supplemental Indenture, dated as of February 1, 2010, the Company hereby exercises its right to amend Section 38 of the Mortgage, as heretofore supplemented, to read as follows:
Section 38. The Company shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) the Mortgaged and Pledged Property, considered as a whole, to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals, replacements, betterments and improvements thereof, as, in the judgment of the Company, may be necessary in order that the operation of the Mortgaged and Pledged Property, considered as a whole, may be conducted in accordance with common industry practice; provided, however, that nothing in this Section shall prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any portion of the Mortgaged and Pledged Property if such discontinuance is in the judgment of the Company desirable in the conduct of its business; and provided, further, that nothing in this Section shall prevent the Company from selling, transferring or otherwise disposing of, or causing the sale, transfer or other disposition of, any portion of the Mortgaged and Pledged Property in compliance with the other provisions of this Indenture.

ARTICLE III
Reservation of Right to Amend Sections 35(a) and 101 of the Mortgage

Section 1. The Company reserves the right, without any vote, consent or other action by the holders of bonds of the Fifty-seventh Series, or any subsequent series, to amend the Mortgage, as herein or heretofore supplemented as follows:

Exhibit 4

(A) By deleting from Section 35(a) the phrase “having its principal office and place of business in the Borough of Manhattan, The City of New York” and the word “such” at the location in said Section 35(a) at which such word first appears.
(B) By adding the following at the end of the first sentence of Section 101:
“; provided however, that if all of the bonds at that time Outstanding are registered as to principal and interest or as to principal only, such notice shall be sufficiently given if mailed, postage prepaid to each such registered owner of bonds at his/her last address appearing on the registry books, on or before the date of on which the first publication of such notice would otherwise have been required.”
ARTICLE IV
Miscellaneous Provisions
Section 1. Section 126 of the Mortgage, as heretofore amended, is hereby further amended by adding the words “and April 16, 2048” after the words “and September 15, 2020 and September 16, 2030.”
Section 2. Subject to the amendments provided for in this Thirty-ninth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Thirty-ninth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.
Section 3. The holders of bonds of the Fifty-seventh Series consent that the Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of bonds of the Fifty-seventh Series entitled to consent to any amendment, supplement or waiver. If a record date is fixed, those persons who were holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.
Section 4. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage set forth and upon the following terms and conditions:
The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-ninth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Thirty-ninth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Thirty-ninth Supplemental Indenture.
Section 5. Whenever in this Thirty-ninth Supplemental Indenture any party hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore supplemented, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Thirty-ninth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such party whether so expressed or not.
Section 6. Nothing in this Thirty-ninth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Thirty-ninth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-ninth Supplemental Indenture contained

Exhibit 4

by and on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons Outstanding under the Mortgage.
Section 7. This Thirty-ninth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 8. The Company, the mortgagor named herein, by its execution hereof acknowledges receipt of a full, true and complete copy of this Thirty-ninth Supplemental Indenture.
In witness whereof, ALLETE, Inc. has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President, one of its Vice Presidents, or its Treasurer, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, all in the City of Duluth, Minnesota, and The Bank of New York Mellon has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be attested by one of its Assistant Treasurers, one of its Vice Presidents or one of its Assistant Vice Presidents, and Andres Serrano has hereunto set his hand and affixed his seal, all in The City of New York, as of the day and year first above written.
ALLETE, Inc.

By
Robert J. Adams
Senior Vice President and
Chief Financial Officer

Attest:

Bethany M. Owen
Senior Vice President, Chief Legal
and Administrative Officer and
Corporate Secretary

Trustees’ Signature Page Follows

Exhibit 4

The Bank of New York Mellon,
as Trustee
By

Attest:

L.S.
___________________________
Executed, sealed and delivered by The Bank of New
York Mellon and Andres Serrano in the presence of:

________________________________

________________________________

Thirty-ninth Supplemental Indenture dated as of April 1, 2018
To Mortgage and Deed of Trust dated as of September 1, 1945

Trustees’ Signature Page

Exhibit 4

STATE OF MINNESOTA )
) SS
COUNTY OF ST. LOUIS )

On this 29th day of March, 2018, the foregoing instrument was acknowledged before me by Robert J. Adams, Senior Vice President and Chief Financial Officer of ALLETE, Inc., a Minnesota corporation, on behalf of the Company.

NOTARIAL STAMP OR SEAL

            ________________________________________

STATE OF MINNESOTA )
) SS
COUNTY OF ST. LOUIS )

On this 29th day of March, 2018, the foregoing instrument was acknowledged before me by Bethany M. Owen, Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of ALLETE, Inc., a Minnesota corporation, on behalf of the Company.

NOTARIAL STAMP OR SEAL

             ________________________________________

Exhibit 4

State of New York        )
)  ss:
County of New York        )
On this ______ day of __________________________, 2018, the foregoing instrument was acknowledged before me by _____________________________ and ____________________________, the ___________________________________ and ______________________________________, respectively, of The Bank of New York Mellon, the corporation named in the foregoing instrument.
Given under my hand and notarial seal this ____ day of _____________________, 2018.

Notary Public, State of New York

State of New York        )
)  ss:
County of New York        )
On this ______ day of _____________________________, 2018, the foregoing instrument was acknowledged before me by [__________________________], the person described in and who executed the foregoing instrument.
Given under my hand and notarial seal this ____ day of _____________________________, 2018.

Notary Public, State of New York